99.2 Summary of Terms of 7 3/4% Senior Notes Due 2013.

Issuer	Res-Care, Inc.

Notes offered	$150,000,000 aggregate principal amount of ResCare’s 7 3/4% Senior Notes due 2013.

Maturity	October 15, 2013.

Interest rate	7 3/4% per year (calculated using a 360-day year).

Interest payment dates	April 15 and October 15, commencing April 15, 2006.

Optional redemption	The notes may be redeemed, in whole or in part, at any time, on or after October 15, 2009 at an initial redemption price of 103.875%, which decreases to 101.938% on October 15, 2010, and to 100% on October 15, 2011, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to October 15, 2008, up to 35% of the original principal amount of the notes may be redeemed with the proceeds of certain equity offerings at a redemption price of 107.75% of the principal amount of the notes together with accrued and unpaid interest, if any, to the date of redemption. In addition, some or all of the notes may be redeemed prior to October 15, 2009, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium.

Mandatory offers to repurchase	The occurrence of a change of control will be a triggering event requiring ResCare to offer to buy from noteholders all or a portion of the notes at a price equal to 101% of the principal amount of the notes together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require ResCare to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness (with a corresponding reduction in commitment) or to invest in assets related to ResCare’s business.

Guarantees	On the issue date, the notes will be guaranteed by all of ResCare’s wholly-owned domestic subsidiaries, each of which will also guarantee ResCare’s obligations under its amended and restated senior credit facility. Any additional domestic subsidiaries that ResCare creates or acquires will also guarantee the notes. The guarantees will be unsecured senior indebtedness of ResCare’s subsidiary guarantors and will have the same ranking with respect to indebtedness of the subsidiary guarantors as the notes will have with respect to ResCare’s indebtedness.

Ranking	The notes:
•	are general unsecured, senior obligations of ResCare;

•	are effectively junior to ResCare’s secured debt, including amounts that may be borrowed under ResCare’s amended and restated senior credit facility, to the extent of the value of the assets securing such debt;

•	rank senior in right of payment to all ResCare’s existing and future subordinated indebtedness; and

•	are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of ResCare’s existing and future subsidiaries that do not guarantee the notes.

As of June 30, 2005, after giving effect to the offering, the repayment of ResCare’s existing term loan under ResCare’s existing senior credit facility, the entry into the amended and restated senior credit facility and the repurchase of all ResCare’s outstanding 10.625% Notes and assuming the payment of expenses incurred in connection with these transactions:
•	ResCare would have had approximately $157.7 million of total indebtedness;

•	of the $157.7 million, ResCare would have had $2.1 million of borrowings of secured indebtedness to which the notes would have been subordinated; and

•	ResCare would have additional availability under ResCare’s amended and restated senior credit facility available in the amount of $123.9 million.

Restrictive covenants	ResCare issued the notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture governing the notes contains covenants that, among other things, limits the ability of ResCare and its subsidiaries not designated as unrestricted subsidiaries under the terms of the indenture to:
•	incur additional debt and guarantees;

•	make other restricted payments, including without limitation, certain restricted investments;

•	pay distributions or dividends and repurchase ResCare’s stock;

•	create liens;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	engage in transactions with affiliates;

•	enter into mergers, consolidations or sales of substantially all of ResCare’s assets; and

•	enter into new lines of businesses.

Exchange offer; registration rights	In connection with the issuance of the notes, ResCare, the subsidiary guarantors and the initial purchasers will enter into an agreement for the benefit of noteholders obligating ResCare to file a registration statement with the SEC so that noteholders can:
•	exchange the notes for registered notes having substantially the same terms as the notes and evidencing the same indebtedness as the notes (“exchange notes”); and

•	exchange the related guarantees for registered guarantees having substantially the same terms as the original guarantees.

ResCare and its subsidiary guarantors will use their reasonable best efforts to cause the exchange to be completed within 180 days after the issuance of the notes. Noteholders will be entitled to the payment of additional interest if ResCare does not comply with these obligations within that time period.

Transfer restrictions; absence of public market for the notes	ResCare has not registered the notes under the Securities Act and the notes are subject to restrictions on transferability and resale. The notes are a new issue of securities and there is currently no established trading market for the notes. If issued, the exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes or exchange notes. The notes will be eligible for trading in the PORTALSM Market. ResCare does not intend to apply for a listing of the notes, or, if issued, the exchange notes, on any securities exchange or an automated dealer quotation system.